Exhibit 5.1

19 July 2019 Our ref: JML:IMM025 Email: jl@fal-lawyers.com.au Immuron Limited Building 10, 25-37 Chapman Street Blackburn North VIC 3131 Australia	Francis Abourizk Lightowlers

Level 14, 114 William Street
Melbourne Victoria 3000

PO Box 302, Collins Street West
Melbourne Victoria 8007

t 61 3 9642 2252   f 61 3 9642 2272

e enquiries@fal-lawyers.com.au
www.fal-lawyers.com.au

ABN 85 275 937 113

Dear Sir/Madam,

Immuron Limited - Form 6-K

1.	We refer to the abovementioned filing under the Securities Exchange Act of 1934 (Act) to be filed by Immuron Limited, an Australian Company (Company) with the Securities and Exchange Commission (Commission) on 19 July 2019.

2.	For the purposes of this opinion, we have examined and relied on copies of the following documents:

(a)	ASIC company extract for the Company dated the date of this opinion;

(b)	draft Form 6-K filing;

(c)	a copy of the Underwriting Agreement referred to in the Form 6-K;

(d)	the Prospectus and Prospectus Supplement;

(e)	minutes of Board meeting held by circular resolution on 16 July 2019 approving:

(i)	the issue of the ordinary shares underlying the ADS referred to in the “Explanatory Note” to the Form 6-K; and

(ii)	the filing of associated regulatory documents with appropriate authorities in connection with the issue of the ADSs, including any Current Reports on Form 6-K; and

(f)	representations and statements made to us by the Company and its representatives.

3.	In such examination, we have assumed:

(a)	there have been no material changes in relation to the Company between our letter of 24 May 2019 and the date of this letter;

(b)	the genuineness of all signatures;

(c)	the authenticity of all documents submitted to us as originals;

(d)	the conformity to original documents of all documents submitted to us as copies (certified or otherwise);

(e)	the authenticity of the originals of such copies;

(f)	that all documents submitted to us are true and complete;

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(g)	that resolutions of the directors of the Company that we have relied upon for the purposes of this letter opinion will not be varied or revoked after the date of this letter and that the meetings of the directors of the Company at which the resolutions were considered were properly convened, all directors who attended and voted were entitled to do so, the resolutions were properly passed, and the directors have performed their duties properly and all provisions relating to the declaration of directors’ interests or the power of interested directors were duly observed;

(h)	the accuracy of any searches obtained from the Australian Securities and Investments Commission in relation to the Company;

(i)	each natural person signing any document reviewed by us had the legal capacity to do so and to perform his or her obligations thereunder; and

(j)	each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

4.	Based upon and subject to the foregoing, we are of the opinion that:

(a)	the Company is duly incorporated and validly existing under the laws of the Australia and in good standing (as such term is not defined under the Corporations Act 2001 (Cth), it is taken to mean only that there are no current orders for the winding up of, or appointment of a receiver or liquidator for the Company or any notice of its proposed deregistration);

(b)	the issue of the Ordinary Shares underlying the ADSs has been duly authorized by the Company; and

(c)	when issued and paid for as contemplated by the Prospectus and Prospectus Supplement and referred to in the Form 6-K, the Shares underlying the ADSs will be validly issued, fully paid and non-assessable.

For the purposes of this opinion, the term “non-assessable”, when used to describe the liability of a person as the registered holder of shares, has no clear meaning under the laws of the Commonwealth of Australia, so we have assumed those words to mean that holders of such Shares, having fully paid all amounts due on such Shares, are under no personal liability to contribute to the assets and liabilities of the Company in their capacities purely as holders of such Shares.

5.	The opinions expressed above are limited to the laws of the Commonwealth of Australia and we do not express any opinion as to the effect of any other laws. This opinion letter is limited to the matters stated herein, and no opinion may be inferred beyond the matters expressly stated.

6.	This opinion letter will be deemed to have been delivered as of the date of this letter and will speak as of such date.

7.	We hereby consent to the use of our opinion as herein set forth as an exhibit to the Form 6-K and to the use of our name under the caption “Legal Matters” in the Prospectus referred in to the Form 6-K.

In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours sincerely,

/s/ FRANCIS ABOURIZK LIGHTOWLERS
FRANCIS ABOURIZK LIGHTOWLERS

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